Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
501 South 5th Street
Richmond VA 23219-0501

+1 804.444.1000
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Alison von Puschendorf tel: +1 804-444-7284 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Reports First Quarter Sales and Profit Growth

First Quarter Highlights:

-	First quarter EPS of $0.14 (includes $0.03 net benefit from special items)

-	Business model improvements drive combined business segment profit up 25%

-	Volume gains from growth strategies push sales up across the Packaging, Consumer & Office Products and Specialty Chemicals businesses

-	Emerging market sales up 22% reflecting continued strong growth in Asian markets and Brazil; Total revenue from new products increases

RICHMOND, VA – April 28, 2010 – MeadWestvaco Corporation (NYSE: MWV) reported year-over-year earnings growth for the first quarter of 2010, reflecting overall higher volumes in targeted markets across its global packaging, consumer and office products and specialty chemicals businesses, as well as from an improved cost structure. The company’s businesses continued to benefit from consistent execution of strategies focused on participating in growing markets with differentiated products, reducing overhead costs and enhancing manufacturing productivity. Pre-tax earnings from the company’s business segments increased 25 percent to $105 million from $84 million in the first quarter of 2009.

“MWV delivered another solid earnings performance in the first quarter – our fourth consecutive quarter of year-over-year profit growth during this difficult economic period,” said John A. Luke, Jr., chairman and chief executive officer. “This positive momentum comes directly from continued success with our strategic priorities focused on market participation choices and business model improvements. We have gained share with new and enhanced products in key markets in addition to some modest increases in overall demand, and benefited more fully from these growth opportunities from a streamlined manufacturing footprint and lower overhead costs. We will continue to drive our business with this disciplined strategic focus in order to maintain our current trajectory and further increase the value we deliver to shareholders.”

Quarterly Comparison

First quarter 2010 net income was $24 million, or $0.14 per share. Included in the 2010 results is an income tax benefit primarily related to favorable domestic tax audit settlements of $10 million, or $0.06 per share, as well as after-tax restructuring charges of $5 million, or $0.03 per share. First quarter 2009 net loss was $79 million, or $0.46 per share. Included in the 2009 results are after-tax restructuring charges of $51 million, or $0.30 per share. Sales in the first quarter of 2010 increased 3.5 percent to $1.40 billion from $1.35 billion in the first quarter of 2009.

Packaging Resources

In the Packaging Resources segment, profit improved to $30 million in the first quarter of 2010 compared to $19 million in the first quarter of 2009. Benefits from increased volume and improved product mix and productivity were partially offset by incremental production costs of approximately $25 million related to adverse weather. Rigesa, the segment’s Brazilian operation, generated solid profit growth in the first quarter driven by improved productivity and by higher volumes as the Brazilian economy continued to recover. Sales increased 10 percent to $624 million in the first quarter of 2010 compared to $568 million in the first quarter of 2009. In the first quarter of 2010, bleached board shipments increased 3 percent compared to first quarter 2009 shipments. Shipment growth for bleached board was affected by adverse weather. The segment recorded strong shipment growth in commercial print and food service where MWare®, the company’s new value-added food-service solution, is continuing to gain market acceptance. Global tobacco and liquid packaging shipments remained steady, while shipments declined in more standardized general packaging grades, mainly due to adverse weather. In the first quarter of 2010, CNK® shipments increased 5 percent compared to first quarter 2009 shipments as global food and beverage demand began to recover and as the segment continued to see volume gains in applications for retail food customers.

Consumer Solutions

In the Consumer Solutions segment, profit increased 62 percent to $21 million in the first quarter of 2010 compared to $13 million in the first quarter of 2009. Increased profit was primarily driven by the segment’s business model improvement actions, including better manufacturing productivity and lower overhead costs, as well as favorable foreign currency exchange. These benefits were partially offset by a negative impact from actions to further align the segment’s manufacturing base (primarily in Western Europe) and by delays in recapturing higher raw materials costs related to resin-based products. Sales were $522 million in the first quarter of 2010 compared to $533 million in the first quarter of 2009. Overall volume was down in the first quarter of 2010 compared to the first quarter of 2009 primarily due to the strategic exit of low-return product lines and customers. The segment continued to experience strong demand in emerging Asian beverage markets and for the company’s unit-dose packaging solution Shellpak® within the healthcare market. The segment also benefited from recovering demand for beauty and personal care packaging, particularly for fragrance and airless dispensing products. Gains in these areas were more than offset by lower demand for domestic beverage packaging due to the unseasonably cool weather in January and February and by strategic exits from standardized folding carton packaging in domestic healthcare and personal care markets.

Consumer & Office Products

In the Consumer & Office Products segment, profit increased to $6 million in the first quarter of 2010 compared to a loss of $5 million in the first quarter of 2009, reflecting benefits from productivity actions and higher overall volumes. Productivity across all of the segment’s businesses, especially in the U.S., drove year-over-year earnings improvements. Sales increased 7 percent to $174 million in the first quarter of 2010 compared to $163 million in the first quarter of 2009. Increased sales were driven by volume growth in consumer and time management products and by the impact of foreign exchange. The segment also benefited from the acquisition of Grafon’s included in the segment’s Brazilian consumer products business. The segment continues to be impacted by imports from Asia.

Specialty Chemicals

In the Specialty Chemicals segment, profit increased to $25 million in the first quarter of 2010 compared to $1 million in the first quarter of 2009. Profit growth in 2010 was driven by higher capacity utilization rates from rebounding volumes across pine chemical products and activated carbon technologies. Sales increased 47 percent to $138 million in the first quarter of 2010 compared to $94 million in the first quarter of 2009. The segment saw strong demand recovery from customer restocking as well as strong performance in chemicals for oil field services and adhesive applications. Volumes also benefited from increased automotive production in North America versus the prior year.

Community Development and Land Management

In the Community Development and Land Management segment, profit was $23 million in the first quarter of 2010 compared to $56 million in the first quarter of 2009. Profit from real estate activities was $17 million in the first quarter of 2010 compared to $53 million in the first quarter of 2009. The segment sold approximately 5,000 acres for gross proceeds of $22 million in the first quarter of 2010 compared to approximately 34,000 acres for gross proceeds of $68 million in the first quarter of 2009. Real estate activities in the first quarter of 2009 included the sale of a 25,000-acre tract of timberland in South Carolina for gross proceeds of $49 million. Profit from forestry operations and leasing activities was $6 million in the first quarter of 2010 compared to $3 million in the first quarter of 2009. Increased profitability in forestry operations was driven by improved volumes and pricing for the segment’s wood products. Sales were $45 million in the first quarter of 2010 compared to $86 million in the first quarter of 2009.

The real estate sector remains challenging due to continued credit tightening and weaker consumer spending. These factors will likely continue to influence near-term results. During this time, the segment will continue to move forward with its near- and long-term real estate value creation plans, including enhancing rural land, and entitling and master planning its highest potential development land.

Corporate and Other

Corporate and Other loss was $82 million in the first quarter of 2010 compared to a loss of $175 million in the first quarter of 2009. The majority of the decreased loss in 2010 was driven by lower year-over-year pre-tax restructuring charges of $74 million, as well as from lower overhead costs and reduced discretionary spending.

Other Items

In the first quarter of 2010, pre-tax costs for energy, raw materials and freight decreased $4 million over the first quarter of 2009.

In the first quarter of 2010, the pre-tax impact from foreign currency exchange was favorable by $8 million compared to the first quarter of 2009.

Cash flow used by operations was $8 million in the first quarter of 2010, down from cash flow provided by operations of $91 million in the first quarter of 2009, driven primarily by higher incentive compensation payments.

In the first quarter of 2010, management repurchased approximately 1.1 million common shares for $26 million under an existing authorization by the company’s Board of Directors. As of March 31, 2010, approximately 1 million additional common shares were available for repurchase at management’s discretion under such authorization.

Capital spending was $38 million in the first quarter of 2010 compared to $45 million in the first quarter of 2009.

The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

MWV paid a regular quarterly dividend of $0.23 during the first quarter of 2010 totaling $39 million, and on April 26, 2010, declared a quarterly dividend payable on June 1, 2010, to stockholders of record at close of business on May 6, 2010.

The effective tax rate benefit for the first quarter of 2010 was 4 percent. The annual effective tax rate provision excluding all discrete items was 27 percent for the first quarter of 2010.

Outlook

The company is seeing improving demand trends in its targeted markets and products. Overall visibility beyond the second quarter, however, remains limited. The resiliency and pace of demand trends beyond the second quarter remains uncertain given continued economic challenges in the U.S., including high unemployment rates, stagnant wages and a weak housing market. The company continues to benefit from its market participation strategies focused on higher growth markets and differentiated products and its strong and growing positions in emerging markets. In addition, the company expects continued momentum from its transformation strategies and ongoing cost reductions to continue to be a significant driver of improved year-over-year performance in the second quarter of 2010.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. (EDT) by dialing 1 (800) 230-1085 (toll-free domestic) or 1 (612) 332-0107 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. (EDT) on April 28, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 152076. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, access the link to Investor Information, then Calendar of Events, and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, media and entertainment, home and garden, tobacco, and commercial print industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 20,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the sixth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	First Quarter ended March 31,
	2010	2009
Net sales	$1,402	$1,354

Cost of sales	1,159	1,194
Selling, general and administrative expenses	179	207
Interest expense	47	52
Other income, net	(6)	(8)

Income (loss) from operations before income taxes	23	(91)
Income tax benefit	(1)	(12)

Net income (loss)	$24	$(79)

Net income (loss) per share:
Basic	$0.14	$(0.46)
Diluted	0.14	(0.46)

Shares used to compute net income (loss) per share:
Basic	171.4	171.1
Diluted	173.9	171.1

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$731	$850
Accounts receivable, net	765	935
Inventories	641	590
Other current assets	155	155

Current assets	2,292	2,530

Property, plant, equipment and forestlands, net	3,374	3,442
Prepaid pension asset	988	938
Goodwill	809	818
Other assets	1,276	1,293

	$8,739	$9,021

Liabilities and Equity
Accounts payable	$581	$559
Accrued expenses	488	673
Notes payable and current maturities of long-term debt	16	13

Current liabilities	1,085	1,245

Long-term debt	2,149	2,153
Other long-term obligations	1,132	1,172
Deferred income taxes	1,030	1,028

Shareholders’ equity	3,326	3,406
Non-controlling interest	17	17

Total equity	3,343	3,423

	$8,739	$9,021

MeadWestvaco Corporation and consolidated subsidiary companies

Business Segment Information

In millions (Unaudited)

	First Quarter ended March 31,
	2010	2009
Sales
Packaging Resources	$624	$568
Consumer Solutions	522	533
Consumer & Office Products	174	163
Specialty Chemicals	138	94
Community Development and Land Management	45	86
Corporate and Other [1]	—	11

Total	1,503	1,455
Intersegment eliminations	(101)	(101)

Consolidated totals	$1,402	$1,354

Segment profit (loss)
Packaging Resources	$30	$19
Consumer Solutions	21	13
Consumer & Office Products	6	(5)
Specialty Chemicals	25	1
Community Development and Land Management	23	56

Subtotal	105	84
Corporate and Other [2]	(82)	(175)

Consolidated totals	$23	$(91)

[1]	Revenue included in Corporate and Other includes sales from the company’s specialty papers operation, which was sold in the fourth quarter of 2009.
[2]	Corporate and Other includes non-controlling interest income and losses, restructuring charges, pension income, interest expense and income, and gains and losses on certain asset sales.

MeadWestvaco Corporation and consolidated subsidiary companies

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